UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On March 5, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, distributed the following article from The Philadelphia Inquirer:

Republic Bank board fractures into opposing camps loyal to Vernon Hill or George Norcross

“Concerned directors” move against severance, expense plans as two factions jockey for control of Republic Bank.

by Joseph N. DiStefano

The board of Republic First Bancorp, which owns Philadelphia-based Republic Bank and its 33 branches in Pennsylvania, New Jersey, and New York, appears to have split evenly into two camps. One side is supportive of CEO Vernon W. Hill II. And a rival group is close to Hill’s former South Jersey business ally George Norcross, who is seeking to oust him, cut the bank’s expenses, and boost profits.

In an unusual move, a faction calling itself “Concerned Republic First Bancorp Directors,” comprising four of the eight directors, on Friday sent a public letter to the bank, urging Hill and three board members loyal to him “not to pursue self-dealing transactions” that would make a takeover of the bank by dissidents like Norcross more difficult.

The dissidents asked their fellow directors to delay voting on four proposals they said were under consideration for the upcoming Republic board meeting that has yet to be scheduled.

These include:

•	New payments to a design firm controlled by Shirley Hill, Vernon Hill’s wife, to design Republic’s growing branch network;

•	New expenses “related to the opening of new branches” and renovating existing offices;

•	And “most critically,” a plan to boost severance payments in case Hill loses control of the company at the next shareholders’ meeting and is fired or replaced as CEO.

A spokesman for Republic Bank said it would respond by the end of Friday.

The fight is taking place at a time when rising interest rates have revived interest in bank mergers, even for low-priced banks like Republic First. Its share value under the symbol FRBK had mostly declined since Hill took over in 2016 — until Norcross’ campaign and other dissidents revived interest, boosting the price above $5 a share last month, from a low of around $3 last fall.

Hill’s faction faces opposition in elections expected at that next meeting from three rival board candidates backed by another group of dissident investors, whom Norcross’s group said it will support

In addition, Norcross and former TD Bank chief executive Gregory Braca have asked for new seats on the board. Their group has bought nearly 10% of the bank and wants to buy more.

In their statement, the dissidents say some of these measures have already been approved by the board of the company’s banking subsidiary, and suggested there has been a campaign to “sidestep” the corporate board.

And they protest that the proposed changes constitute a “thinly-veiled attempt” to give Hill’s supporters an unfair advantage at the expense of other investors.

The dissident directors who issued the challenge are Andrew B. Cohen, Lisa Jacobs, Harry Madonna, and Harris Wildstein.

Cohen has a history with Hill: He is a longtime investment manager for Wall Street billionaire hedge fund manager Steven A. Cohen of SAC Capital Advisors LP, who was a major investor in Hill’s previous bank, MetroBank Plc, whose share value collapsed after British regulators realized it had under-reported bad loans.

Andrew Cohen was also an investor in PetPlan, a Newtown Square pet insurer where Hill, the lead investor, became embroiled in a costly battle with the managers he had previously installed.

Also sympathetic to Norcross’ campaign are Jacobs a partner at the Philadelphia office of law firm Stradley Ronon Stevens and Young; Madonna is the former Republic chairman who stepped aside from that job when Hill bought 10% of the bank in 2016; and Wildstein who runs LifeLine Funding LLC.

Of Hill’s allies, Theodore Flocco and Barry Spevak are CPAs, and Tierney, a former Inquirer publisher and longtime member of its board, is chief executive of Realtime Media.

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NOTE REGARDING ARTICLES:

This article is being sent to you on behalf of George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust and Susan D. Hudson, Geoffrey B. Hudson, Rose M. Guida and Philip A. Norcross, each in their capacities as co-trustees thereof (collectively, the “Group”).

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) at the upcoming 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE

“GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov] [sec.gov [sec.gov]].